Exhibit 99.1

Press Contacts:	Bill Price	Carol Goodrich
	(732) 524-6623	(732) 524-6678
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Investor Contacts:	Louise Mehrotra	Stan Panasewicz
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FOR IMMEDIATE RELEASE
Johnson & Johnson Announces
Resignation of Sheri S. McCoy

New Brunswick, NJ (April 9, 2012) -- Johnson & Johnson said today that Sheri S. McCoy, Vice Chairman of the Executive Committee, has resigned from the Company effective April 18 to join another publicly traded company as CEO. Ms. McCoy joined Johnson & Johnson in 1982 and was appointed to her current responsibilities in January, 2011.
William C. Weldon, Chairman and CEO, said, “Sheri has made important contributions across Johnson & Johnson throughout her career. During these last several years, she was instrumental in helping to bring stronger strategic focus to our Pharmaceutical business as it builds a robust pipeline and launches important new medicines; and to our Consumer business as it leverages the success of its iconic brands and worked to resolve some recent challenges.”
Alex Gorsky, who will become CEO of Johnson & Johnson effective with its Annual Shareholders’ Meeting later this month, said, “Sheri and I worked closely together over the past few years. She has been a terrific colleague and partner.”
Ms. McCoy began her Johnson & Johnson career in 1982 as a scientist in the Consumer research and development organization and advanced through positions of increasing responsibility in the Consumer segment. In 2005, she became Company Group Chairman for the

Ethicon device franchise and a member of the Medical Device & Diagnostics Group Operating Committee. Three years later, she was named Chairman of the Surgical Care Group, and became a member of the Johnson & Johnson Executive Committee. She was named worldwide chairman, Pharmaceuticals in January 2009.
Mr. Weldon said Ms. McCoy’s direct reports will begin reporting immediately to Mr. Gorsky.

About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our 118,000 employees at more than 250 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

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